As filed with the Securities and Exchange Commission on January 12, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CinCor Pharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	36-4931245
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Clarendon Street, 6th Floor

Boston, MA 02116

(Address of principal executive offices) (Zip code)

2019 Stock Option Plan

2022 Equity Incentive Plan

2022 Employee Stock Purchase Plan

(Full title of the plans)

Marc de Garidel

Chief Executive Officer

CinCor Pharma, Inc.

200 Clarendon Street, 6th Floor

Boston, MA 02116

(Name and address of agent for service)

(844) 531-1834

(Telephone number, including area code, of agent for service)

Copies to:

Ryan Sansom

Divakar Gupta

Courtney T. Thorne

Cooley LLP

500 Boylston Street

Boston, MA 02116

Telephone: (617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.00001 per share
– Outstanding under the 2019 Stock Option Plan (Options)	2,617,063 (2)	$6.70 (7)	$17,534,323 (7)	$1,626
– Outstanding under the 2022 Equity Incentive Plan (Options)	78,102 (3)	$16.00 (7)	$1,249,632 (7)	$116
– Shares reserved for future grant under the 2022 Equity Incentive Plan	4,092,487 (4)(5)	$16.00 (8)	$65,479,792 (8)	$6,070
– Shares reserved for future grant under the 2022 Employee Stock Purchase Plan	355,000 (6)	$13.60 (9)	$4,828,000 (9)	$448
Total	7,142,652		$89,091,747	$8,260

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.00001 (the “Common Stock”), that become issuable under the Registrant’s 2019 Stock Option Plan, as amended (the “Pre-IPO Plan”), 2022 Equity Incentive Plan (the “2022 Plan”), or 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the Pre-IPO Plan.
(3)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2022 Plan.
(4)

No further awards may be granted under the Pre-IPO Plan and the 2022 Plan is the successor to and continuation of the Pre-IPO Plan. To the extent outstanding awards under the Pre-IPO Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, the Common Stock subject to such awards instead will become available for future issuance under the 2022 Plan.

(5)

The number of shares reserved under the 2022 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2023 and continuing through January 1, 2032, in an amount equal to 5.0% of the total number of shares of the Registrant’s Common Stock outstanding on December 31st of the preceding calendar year or a lesser number of shares determined by the Board of Directors of the Registrant (the “Board”). The issuance of such shares is not being registered on this Registration Statement.

(6)

The number of shares reserved under the 2022 ESPP will automatically increase on the first day of each fiscal year, starting on January 1, 2023 and continuing through January 1, 2032, in an amount equal to the lesser of (i) 1.0% of the total number of shares of the Registrant’s Common Stock outstanding on December 31st of the preceding calendar year and (ii) 355,000 shares; provided, however, that before the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii). The issuance of such shares is not being registered on this Registration Statement.

(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such shares.

(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on January 7, 2022 pursuant to Rule 424(b) under the Securities Act.

(9)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on January 7, 2022 pursuant to Rule 424(b) under the Securities Act, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2022 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by CinCor Pharma, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s prospectus dated January  6, 2022 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-261738), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) The Registrant’s Current Reports on Form 8-K (File No. 001-41201) filed with the Commission on January 11, 2022 to the extent the information in such report is filed and not furnished; and

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on January 4, 2022 (File No. 001-41201) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation provides that the Registrant will indemnify our directors to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and permits the Registrant to indemnify its officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, any action taken or inaction by such director or officer while acting as a director or officer, or the fact that such director or officer is or was serving at the request of the Registrant as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of any other entity, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Incorporated by Reference				Filed Herewith
		Schedule Form	File Number	Exhibit	Filing Date

5.1	Opinion of Cooley LLP					X

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm					X

23.2	Consent of Cooley LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included in signature pages of Registration Statement)					X

99.1	2019 Stock Option Plan and Forms of Stock Option Agreement, Notice of Stock Option Grant and Notice of Exercise	S-1	333-261738	10.1	December 17, 2021

99.2	2022 Equity Incentive Plan and Forms of Stock Option Grant Notice, Stock Option Agreement, Notice of Exercise, RSU Award Grant Notice and RSU Award Agreement	S-1/A	333-261738	10.2	January 3, 2022

99.3	2022 Employee Stock Purchase Plan	S-1/A	333-261738	10.3	January 3, 2022

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 12 day of January, 2022.

CinCor Pharma, Inc.

By:	/s/ Marc de Garidel
Name: Marc de Garidel Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Marc de Garidel and Mary Theresa Coelho, M.B.A., and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc de Garidel Marc de Garidel	Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2022

/s/ Mary Theresa Coelho Mary Theresa Coelho, M.B.A.	Executive Vice President, Chief Financial Officer and Chief Business Development Officer (Principal Financial and Accounting Officer)	January 12, 2022

/s/ James I. Healy James I. Healy, M.D., Ph.D.	Director and Chairman	January 12, 2022

/s/ David Allison David Allison, Ph.D.	Director	January 12, 2022

/s/ Maina Bhaman Maina Bhaman, M.B.A.	Director	January 12, 2022

/s/ Troy Ignelzi Troy Ignelzi	Director	January 12, 2022

/s/ Jason Pitts Jason Pitts, Ph.D.	Director	January 12, 2022

/s/ John F. Thero John F. Thero	Director	January 12, 2022

/s/ June Lee June Lee, M.D.	Director	January 12, 2022